Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is made and entered into as of the 21st day of December 2022, between Rave Restaurant Group, Inc., a Missouri Corporation (“Purchaser”), and Hallmark Financial Services, Inc., a Nevada Corporation (“Seller”).

Recital

A.
Seller wished to sell 2,246,086 shares (the “Shares”) of the common stock, $0.01 par value per share, of Rave Restaurant Group, Inc. to the Purchaser, and the Purchaser wishes to purchase the Shares, on the terms and subject to the conditions of this Agreement (the “Transaction”).

Agreement

The parties agree as follows:

ARTICLE I.
THE TRANSACTION

Section 1.1. Purchase and Sale of Shares. Seller hereby sells, transfers, assigns and delivers to the Purchaser the Shares. Seller will promptly make electronic delivery of the Shares in a form reasonably acceptable to Purchaser as follows.

Account Name: Pizza Inn. Inc.
Account#: 0FN-034819
Broker: National Financial Services
DTC #0226

Section 1.2. Purchase Price and Payment. The Purchaser hereby purchases all of the Shares for a purchase price of $1.60 per Share, payment for which will be made on December 21, 2022 by means of a wire transfer of$3,593,738 in the manner specified by Seller as follows:

JP Morgan Chase ABA: 021000021 Acct#:9009000168

Credit account names with allocation as follows:

For 1,741,230 Shares
$2,785,968
Ref acct name: American Hallmark Insurance Company
Ref acct#: P 03539

For 252,428 Shares
$403,885
Ref acct name: Hallmark Insurance Company
Ref acct#: P 03542

For 252,428 Shares
$403,885
Ref acct name: Hallmark Specialty Insurance Company
Ref acct#: P 03543

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Seller hereby represents and warrants to the Purchaser as of the date of this Agreement as follows:

Section 2.1. Authority. It is a Corporation validly existing and in good standing under the laws of the State of Nevada. It has all requisite legal capacity and power and authority to enter into this Agreement and to perform the transactions contemplated hereby.

Section 2.2. Validity. This Agreement is duly executed and delivered by it and constitutes its lawful, valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the Transaction by it are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under (a) any material contract, agreement or other instrument to which it is a party or by which it is bound; (b) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to it; or (c) any law, rule or regulation applicable to it, except in each case for such prohibitions, violations, conflicts or defaults that would not have a material adverse consequence to the Transaction.

Section 2.3. Ownership of Shares. Its wholly owned affiliates are the record and beneficial owner of the Shares and upon consummation of the transactions contemplated by this Agreement, the Purchaser will acquire good and marketable title to the Shares, free and clear of any liens, encumbrances, security interests, restrictive agreements, claims or imperfections of any nature whatsoever, other than restrictions on transfer imposed by applicable securities laws.

ARTICLE Ill.
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement as follows:

Section 3.1. Authority. It is a corporation validly existing and in good standing under the laws of the State of Missouri. It has full corporate power and authority, without the consent or approval of any other person, to execute and deliver this Agreement and to consummate the Transaction. All corporate and other actions required to be taken by or on behalf of it to authorize the execution, delivery and performance of this Agreement have been duly and properly taken.

Section 3.2. Validity. This Agreement is duly executed and delivered by it and constitutes its lawful, valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement and the consummation of the Transaction by it are not prohibited by, do not violate or conflict with any provision of, and do not result in a default under (a) its charter or bylaws; (b) any material contract, agreement or other instrument to which it is a party or by which it is bound; (c) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to it; or (d) any law, rule of regulation applicable to it, except in each case for such prohibitions, violations, conflicts or defaults that would not have a material adverse consequence to the Transaction.

ARTICLE IV.
GENERAL PROVISIONS

Section 4.1. Survival The representations and warranties set forth in this Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated herein.

Section 4.2. Parties and Interest. This Agreement shall bind and inure to the benefit of the parties named herein and their respective heirs, successors and assigns.

Section 4.3. Entire Transaction. This Agreement contains the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements and understandings among the parties with respect to the subject matter of this Agreement.

Section 4.4. Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the state of Texas, without giving effect to any choice of law or conflict of law or conflict of law provision or rule (whether of the state of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the state of Texas.

The parties hereto have caused this Agreement to be executed as of the date first written above.

RAVE RESTAURANT GROUP, INC.

By:	/s/ Clinton D. Fendley
Clinton D. Fendley
Vice President & Chief Financial Officer

HALLMARK FINANCIAL SERVICES, INC.

By:	/s/ Christopher Kenney
Christopher Kenney
President & Chief Financial Officer